UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2011
MannKind Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

28903 North Avenue Paine	91355
Valencia, California	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (661) 775-5300
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.
On June 24, 2011, we entered into a letter agreement (the “Letter Agreement”) with N.V. Organon, a subsidiary of Merck & Co., Inc. (“Organon”), to settle a dispute that arose between us and Organon in connection with the termination by us of the supply agreement between us and Organon dated November 16, 2007 (the “Supply Agreement”). Under the term of the Letter Agreement, we will pay Organon an aggregate of $16 million in two installments each of which will be paid after we receive certain quantities of recombinant human insulin manufactured and supplied by Organon. The Letter Agreement is in full and final settlement of, and we and Organon agreed to release each other from, any and all actions and claims that we and Organon had or may have against each other in connection with the dispute regarding the Supply Agreement and related matters.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)   On June 27, 2011, we entered into an Employment Agreement (the “Employment Agreement”) with our Chief Scientific Officer, Dr. Peter C. Richardson, which supersedes all prior agreements regarding Dr. Richardson’s employment compensation and termination, including the Executive Severance Agreement and the Change of Control Agreement, each dated October 10, 2007. Pursuant to the terms of the Employment Agreement, Dr. Richardson will remain an employee of ours for 24 months from the date of the Employment Agreement, subject to extension by mutual agreement within 18 months of the date of the Employment Agreement, unless he earlier resigns or his employment is terminated by us. Dr. Richardson will continue to receive his current annual salary during the term of the Employment Agreement and will be eligible for a bonus for calendar years 2011 and 2012, in accordance with our bonus plan for executives. If we terminate Dr. Richardson’s employment other than for cause during the term of the Employment Agreement, Dr. Richardson will be entitled to receive (i) the portion of his annual base salary earned through the termination date that was not paid prior to his termination, (ii) his prorated bonus amount for the current year, provided that the applicable performance criteria have been met as of the termination date, and (iii) on the condition that Dr. Richardson executes a release, (a) the continuation of his base salary through the end of the 24 month-period beginning on the date of the Employment Agreement, (b) health insurance and under certain circumstances, life, accidental death and disability and other insurance benefits through the end of the 24-month period beginning on the date of the Employment Agreement, and (c) the extension of the time to exercise vested stock options for up to 18 months following the termination date. If Dr. Richardson accepts a substantially comparable position with another employer during the term of the Employment Agreement, our obligations under the Employment Agreement will cease, except that for any remaining portion of the term of the Employment Agreement, we will pay Dr. Richardson the difference between his current salary and his guaranteed compensation with his new employer.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION
By:	/s/ David Thomson, Ph.D., J.D.
	Name:	David Thomson, Ph.D., J.D.
	Title:	Corporate Vice President, General Counsel and Secretary

Dated: June 28, 2011